Exhibit 10.2
Employment Agreement
This employment agreement (“Agreement“) is effective as of July 26, 2007 (“Effective Date”), by and between Kreido Biofuels, Inc., a Nevada corporation located at 1140 Avenida Acaso, Camarillo, California 93012 and Kreido’s wholly-owned subsidiary, Kreido Laboratories, Inc. (collectively “Kreido” or the “Company”) and George A. “Ben” Binninger, an individual (“Executive”).
Recitals
A. The Company is desirous of engaging Executive’s services on a part-time basis as interim chief executive officer (“Interim CEO”) on the terms and conditions set forth in this Agreement; and
B. Executive is desirous of accepting such part-time interim employment, title, and attendant responsibilities on the terms and conditions set forth in this Agreement.
Now, therefore, in consideration of the foregoing and good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:
Terms and Conditions
1.	Executive’s Duties; Title; Location. As of the Effective Date, Executive is employed as Kreido’s Interim CEO under the terms and conditions below. Executive shall do and perform all services, acts, or things necessary or advisable to manage and conduct the business of the Company which are normally associated with the position of CEO. However, at all times during his employment, Executive shall be subject to the direction and policies from time to time established by the Board of Directors (the “Board”).

2.	Term and Termination. It is the expectation of the parties that Executive’s tenure as Interim CEO will be approximately 90 to 120 days. The foregoing notwithstanding, the Company’s employment of Executive as Interim CEO shall commence on July 26, 2007 and shall continue for an indefinite period of time to be determined at the sole discretion of the Board (the “Interim Period”). The Parties understand and agree that upon two (2) days’ written notice from the Board to the Executive of the conclusion of the Interim Period, Executive’s employment by the Company shall terminate effective the last day of the Interim Period. Notwithstanding anything contained herein to the contrary, the Parties agree Executive is an at-will employee and either Party may terminate Executive’s employment under this Agreement at any time, with or without cause upon two (2) days’ notice.

3.	Hours. Executive shall provide his services to Company on a half-time basis, which the parties agree will be an average of 2.5 days per week, unless Executive, in his sole discretion, determines additional time is necessary. Executive shall work at Kreido’s Camarillo, California, office or such other location as Kreido deems appropriate; provided, however, that Executive shall not be required routinely to provide services outside of a reasonable commuting distance from the current Camarillo office except when traveling on Kreido business.

4.	Compensation.
4.1 Base Salary. Executive shall receive an annual base salary of $140,000.00 in accordance with Kreido’s regular payroll practices. Such salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year. Executive agrees to waive all compensation to which Executive would otherwise be entitled as a director of the Company and for serving on committees and sub-committees of the Company’s board of directors during the Interim Period, .

4.2 Stock Options. Executive shall be entitled to participate in the Kreido Biofuels 2006 Equity Incentive Plan (“Plan”). Executive’s participation in the Plan shall be governed by the terms and conditions set forth in the applicable Plan documents. Capitalized words not defined in this Agreement but used in this Section shall have the meanings ascribed to them in the Plan.
4.2 (a)	Grant of Options. On the Effective Date, the Company will grant Executive an option to purchase 125,000 shares of the Company’s common voting stock under the Plan (the “Options”). Subsequently, the Executive shall be eligible for such additional grants of options and other permissible grants (collectively “Awards”) under the Plan as the Compensation Committee of the board of directors of the Company shall determine in its absolute discretion.

4.2 (b)	Option Exercise Price; Term. The per share exercise price of the Option shall be the closing bid price per share of Company common stock on the date of grant. The Term of the Option shall be ten years from the date of grant.

4.2 (c)	Vesting and Exercise. The Options shall vest and be exercisable as follows: (A) 50,000 options shall vest upon signing of this Employment Agreement (“Signing Grant”); (B) 50,000 options shall vest in four equal installments of 12,500 options at the conclusion of each month of employment the Executive completes with the Company beginning with the month of August, 2007 (“Monthly Installments”) up to a maximum of four Monthly Installments; and (C) the remaining 25,000 options shall vest in two equal installments of 12,500 options each on April 15, 2008 and October 15, 2008 if the Executive is employed by the Company or is a member of the Company’s board of directors on those dates. All vested options shall remain exercisable for ten years from the date of the Grant.

4.2 (d)	Lock-Up Agreement. The Executive shall enter into a Lock-Up Agreement with the Company in the form attached hereto as Exhibit B. During any period that Executive is precluded by the Lock-Up Agreement from exercising the Option granted to Executive in Section 4.2(a), then the exercise period in Section 4.2(b) will be extended by the amount of time during which Executive could not exercise the Option, but in no event beyond ten years from the date of grant.

4.2 (e)	Payment. The full consideration for shares purchased by the Executive upon exercise of the Option shall be paid: (a) by delivery of a certified check payable to the order of the Company; (b) by delivery and attestation of Mature Shares (valued at their Fair Market Value on the date of delivery) or (c) by delivery of a properly executed exercise notice with irrevocable instructions to a broker to deliver to the Company the amount necessary to pay the exercise price from the sale of proceeds of a loan from the broker with respect to the sale of such award or a broker loan secured by Mature Shares.
4.3 Expense Reimbursement. Kreido shall reimburse Executive for all ordinary and necessary expenses reasonably incurred by Executive on Kreido’s behalf (“Business Expenses”). Executive shall provide Kreido with documentation for all Business Expenses at the time reimbursement is requested. In the event it is necessary for Executive to travel on
Kreido’s behalf, Executive shall be entitled to fly and have travel accommodations on the same level as Kreido’s other most senior management Executives.

4.4 Completion Payment. Executive shall be entitled to a completion payment in an amount to be determined by the Board of Directors of the Company in its sole discretion, but not to exceed $25,000, at the date Executive’s employment is terminated by the Company.
5.	Proprietary Covenants of Executive.
5.1 No Conflicts Of Interest. Executive acknowledges that he is bound to use good judgment, to adhere to the highest ethical standards, and to avoid situations that create an actual, potential, or apparent conflict of interest. Executive warrants and represents to Kreido that he is currently unaware of any actual, potential, or apparent conflicts of interest. He also agrees to immediately disclose to the Chairperson of Kreido any and all actual, potential, or apparent conflicts of interest, should they later arise. In addition, Executive covenants to Kreido that for so long as he is employed by the Company, he shall inform the Company of each and every business opportunity presented to the Executive that reasonably could be feasible for the Company to undertake in the areas of biofuels technology, supply, facilities, equipment, production, sales, or services, and that he will not, directly or indirectly, exploit any such opportunity for his own account or the account of any third party. Nothing contained in this Section 5.1 shall be construed to prevent Executive from operating the consulting business in which he now is engaged.
5.2 Covenant Not to Use or Disclose Confidential Information.
5.2.1	Definition of Confidential Information. For purposes of this Agreement, the term Confidential Information means all and any confidential information and/or trade secrets of Kreido and its affiliates, including without limitation, scientific discoveries, recipes, formulations, information encompassed in all advertising and marketing plans, customer lists, costs, pricing information, information concerning software and all concepts or ideas, in or reasonably related to the business of Kreido as well as business and financial information of Kreido’s customers and business partners that has been disclosed to Kreido on a confidential basis (“Confidential Information”). Confidential Information shall not include any Kreido information that has been voluntarily disclosed to the public by Kreido, independently developed and disclosed by others, or otherwise enters the public domain through lawful means.

5.2.2	Non-disclosure of Confidential Information. During his employment and after the termination of his employment, Executive shall regard and preserve as confidential all Confidential Information that has been or may be obtained by Executive in any way by reason of Executive’s employment by Kreido. Without the prior and specific written consent of Kreido, or unless ordered to do so by a court order or subpoena, Executive shall not (i) use, publicize, release or disclose Confidential Information to others, either during or after the period of employment, or (ii) take, retain or copy any Kreido executive compensation plans, Executive benefit plans, business plans, customer lists, costs, pricing information, documents, reports, information encompassed in advertising and marketing plans, or other concepts or ideas, in or reasonably related to the business of Kreido. Executive agrees to notify Kreido’s Board of Directors within two (2) business days of receipt of any court order or subpoena that calls for information deemed Confidential under this Agreement and to give Kreido reasonable opportunity to contest the subpoena. The foregoing notwithstanding, nothing contained within this Section 5.2 shall be construed to prevent Executive from using or disclosing the Confidential Information when it is necessary for Executive to do so in the course of conducting his regular employment duties.
5.3 Covenant Not to Interfere With Kreido’s Business Relationships. During his employment and for a period of one (1) year after the termination of his employment, executive shall not, whether for Executive’s own account or for the account of a third-party, solicit or endeavor to entice any Executive, client, customer or vendor of Kreido to end any business and/or contractual relationship with Kreido.
5.4 Ownership and Use of Materials.
5.4.1	Kreido Materials. Executive agrees that all of its executive compensation plans, Executive benefit plans, business plans, advertising plans and marketing materials and other Confidential Information concerning Kreido, its Executives and shareholders, customer lists, costs, pricing information, documents, reports, plans, proposals or other items made or created by Executive during the period of employment or that come into Executive’s possession during the Interim Period (“Kreido Materials”) are the property of Kreido and shall not be used by Executive in any way after the time this Agreement is terminated.

5.4.2	Delivery of Materials. Upon termination of this Agreement, Executive shall promptly deliver to Kreido all “Kreido Materials”. The foregoing notwithstanding, if Executive is still a member of the board of directors of the Company at the end of the Interim Period, Executive may retain those Kreido Materials he acquired in his capacity as a director of the Company and not as the Company’s Interim CEO.
6.	Termination Due to Death or Disability. If Executive dies during the employment, Executive’s employment shall automatically cease and terminate as of the date of Executive’s death. In the event of Executive’s disability for a period of 21 consecutive days during any 30-day period, Company shall thereafter have the right, upon written notice to Executive, to terminate this Agreement, in which case the date of termination shall be the date of such written notice to Executive. As used herein, “disability” means a physical and/or mental disability of Executive that prevents Executive from substantially performing the essential functions of his position even with reasonable accommodation (“Disability”). Company does not currently offer disability insurance to its employees. In the event Company, in its sole discretion, elects to offer such insurance coverage (“Disability Policy”) to its employees at any time in the future, the definition of Disability as used herein automatically shall be modified by the adoption of the definition of disability as used in the Disability Policy.

In the event of the termination of Executive’s employment due to his death or Disability, Executive’s estate and/or Executive shall be entitled to receive: (i) a lump sum cash payment, payable within ten (10) business days after the date of death equal to the sum of any accrued but unpaid salary as of the date of death; and (ii) earned Executive benefits, perquisites and reimbursements described in Section 4 inclusive, if any, as to which Executive may be entitled hereunder or under Executive benefit plans, programs and arrangements of Kreido through the date of death.

7.	Right to Assign. This Agreement shall be assignable only by Kreido.

8.	Miscellaneous Terms.
8.1	Post-Termination Defense of Claims. In the event that Executive and/or Kreido are named as defendants in any legal proceeding arising from the operation of Kreido’s business, Kreido shall defend, indemnify and hold Executive harmless to the full extent required by law. Kreido shall provide Executive with defense counsel of Kreido’s choosing, but who is also reasonably acceptable to Executive. In the event Executive’s interests in the proceeding are adverse to Kreido’s interests, Kreido shall provide Executive with the reasonable costs and fees of an attorney of Executive’s choosing.

8.2	Alternative Dispute Resolution; Mediation Before Arbitration.
8.2.1	Arbitrable Disputes. To the fullest extent allowed by law, any controversy, claim, or dispute between Executive and Kreido (and/or any of its directors, shareholders, officers, Executives, representatives or agents) relating to or arising out of his employment or the termination of that employment (“Arbitrable Dispute”) will be submitted to final and binding arbitration in Los Angeles County, California. Executive agrees to execute the Mutual Agreement to Arbitrate attached hereto as Exhibit “A” and incorporated herein by reference.

8.2.2	Mediation Before Arbitration. The foregoing provisions regarding

Arbitration notwithstanding, before any Arbitrable Dispute is submitted to arbitration, the Parties agree to mediate such dispute in good faith with a professional mediator who is also a licensed attorney experienced in the area of employment law. If the parties cannot agree on the choice of a mediator, each party shall select a mediator, the two of whom will then select a third mediator who alone will conduct the mediation. In the event one party makes a demand on the other for mediation to which such party fails to respond for a period of thirty days, the party demanding mediation may then submit the dispute directly to Arbitration pursuant to the Mutual Agreement to Arbitrate.
9.	General Terms and Conditions.
9.1	Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach; provided, however, that either party to this Agreement may waive any obligation owed to such party, if such waiver is in writing signed by an authorized signer.

9.2	Integration; Modification. This Agreement constitutes the entire understanding and agreement between Kreido and Executive regarding its subject-matter and supersedes all prior negotiations and agreements between them with respect to its subject-matter whether oral or written. This Agreement may not be modified except by a writing signed by Executive and a duly authorized officer of Kreido.

9.3	Enforceability; Severability. If any provision of this Agreement shall be deemed invalid or unenforceable in whole or in part, such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

9.4	Binding Effect. All the terms and conditions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

9.5	Descriptive Headings. The paragraph and section headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

9.6	Counterparts and Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute but one agreement. Facsimile signatures on this Agreement shall be treated as original signatures.

9.7	Third-Party Beneficiaries. No person shall be a third-party beneficiary of this Agreement and no person other than the parties hereto and their permitted successors and assigns shall receive any of the benefits of this Agreement.

9.8	Applicable Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts of laws principles.

9.9	Arms Length Agreement. This Agreement has been negotiated at arms length between persons knowledgeable in the matters dealt with herein. Accordingly, any rule of law or any statute, legal decision, or common law principle of similar effect that would require interpretation of any ambiguity in this Agreement against the party that drafted it is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the Parties hereto.

9.10	Notices. All notices, statements and other documents that any party is required or desires to give to the other party hereunder shall be given in writing and shall be served in person, by express mail, by certified mail, by overnight delivery or by facsimile at the respective addresses of the parties as set forth below, or at such other addresses as may be designated in writing by such party in accordance with the terms of this Section 9.10.

If to Kreido:	Kreido Biofuels, Inc.
1140 Avenida Acaso, Camarillo, California 93012
Attention: Betsy Wood Knapp, Chair of the Board
Telephone: (805) 389-3499 Fax: (805) 384-0989

With a copy to:	Susan Keenberg, Esq.
1217 Acacia Avenue
Torrance, California 90501
Telephone: (310) 783-0999
Fax: (310) 783-0111
If to Executive:	George A. Ben Binninger
INFORMATION ON FILE
Delivery shall be deemed conclusively made (I) at the time of service, if personally served, (ii) when deposited in the United States mail, properly addressed and postage prepaid, if delivered by express mail or certified mail, (iii) upon deposit with the private overnight deliverer, if served by overnight delivery, and (iv) at the time of electronic facsimile transmission (as confirmed in writing), provided a copy is mailed within twenty-four (24) hours after such transmission.

In Witness Whereof, Kreido and Executive have executed this Agreement this 27 day of July, 2007.
This Agreement is subject to an arbitration agreement, which is attached hereto and incorporated herein by reference.

Kreido	Biofuels, Inc.	Executive

By:

	Betsy Wood Knapp, Chair of the Board	George A. Ben Binninger

Exhibit A
MUTUAL AGREEMENT
TO ARBITRATE CLAIMS
This Agreement is between Kreido Biofuels, Inc. (“Company”) and George A. Binninger (referred to as “I” or “me”). While I am employed by the Company or thereafter, disputes may arise between the Company and me related to my employment. By entering into this Agreement, both the Company and I anticipate that we will benefit by resolving these disputes through binding arbitration.
Arbitration is a fair and impartial procedure that in most cases is faster and less expensive than civil litigation. References to “the Company” in this Agreement include Kreido Biofuels, Inc., its parents, subsidiaries, shareholders, partners, directors, and all affiliates of Kreido Biofuels, Inc., together with all benefit plans of Kreido Biofuels, Inc. and the sponsors, fiduciaries and administrators of such benefit plans.
Claims Covered by This Agreement: Except as described in the next paragraph, this Agreement applies to all disputes between the Company and me, all claims the Company may have against me, and all claims I may have against the Company or its agents, arising out of my employment with the Company or the termination of my employment (referred to as Claims). This Agreement will apply to Claims asserted during my employment with the Company or after it has ended. Claims covered by this Agreement include but are not limited to: claims for breach of express or implied contract or covenant; claims for the commission of any intentional or negligent tort; claims for violation of any federal, state or local law, ordinance, regulation or rule; claims for wages, benefits or other compensation due; claims for wrongful termination, demotion or disciplinary action; and claims of discrimination or harassment under the Fair Employment and Housing Act and Title VII of the Civil Rights Act, as amended.
Claims Not Covered by This Agreement: This Agreement does not apply to the following claims: Claims for worker’s compensation or unemployment compensation benefits; Claims or charges before any administrative agency having jurisdiction of the Claim, if private dispute resolution procedures cannot be compelled as to such Claim; or Claims for benefits under a benefit plan which has a claim procedure inconsistent with this Agreement.
Exclusive Remedy: All Claims must be resolved according to the procedures in this Agreement, and not otherwise except for the provision for Mediation before Arbitration as provide in the Employment Agreement between me and the Company of even date herewith (the “Employment Agreement”). Neither the Company nor I will file or prosecute any lawsuit or administrative action in any way related to any Claim, except as expressly permitted by this Agreement and the Employment Agreement. Either the Company or I may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement. The parties understand and agree that they are waiving any right to a jury trial by entering into this Agreement.

Arbitration: All Claims must be resolved through final and binding arbitration. The arbitrator must be a neutral arbitrator chosen by the parties. Arbitration will take place at a location determined by the arbitrator in Ventura County or Los Angeles County, California. The arbitration will be administered in compliance with (a) the Federal Arbitration Act, U.S. Code, Tit. 9, § 1 et seq., California Arbitration Act, or such other state or federal law as may be adopted, (b) the procedures set forth below and, (c) to the extent not inconsistent with such procedures, the then existing AAA California Employment Dispute Resolution Rules. Any dispute about the interpretation, applicability, enforceability or validity of this Agreement, or whether any issue is subject to arbitration under this Agreement, will be determined by the arbitrator.
Arbitration Procedures; Discovery:
5.1 A deposition is a chance for each party to ask questions of a witness, and the witness must answer the questions under oath, with a court reporter present. Each party may take one deposition of a non-expert witness and any expert witness(es) designated by the opposing party. Additional depositions may be ordered by the arbitrator. At or before the final Arbitration Management Conference, each party will provide the other with copies of all documents in their possession or control which they intend to introduce as exhibits at the hearing or on which they rely to support their positions.
5.2 Interrogatories, Requests to Produce, and Requests to Admit are written methods that the parties may use to learn about the other party’s case. These discovery methods will be allowed in the manner permitted under California Arbitration Act, Calif. Code of Civil Proc. § 1283.05.
5.3 The arbitrator may rule on pre-hearing disputes and hold such pre-hearing conferences by telephone or in person as he or she may determine. Either party may make motions to dismiss, for summary judgment and/or for summary adjudication of issues.
5.4 Either party may submit, or the arbitrator may order either or both parties to submit, a brief before the arbitration hearing. Either party, at its own expense, may arrange for a court reporter to provide a stenographic record of proceedings at the hearing. The arbitrator will apply the substantive law and the law of remedies of the State of California or the United States, as applicable to the Claims.
5.5 After the end of the arbitration hearing, either party may file a post-hearing brief within a time set by the arbitrator.
5.6 The arbitrator shall issue a written award, which shall include a statement of the essential findings and conclusions on which the award is based. The award will be final and binding on the parties to the arbitration. The arbitrator’s award may be reviewed by a court of competent jurisdiction.
Arbitration Costs: the Company will pay the costs of arbitration, including reasonable fees imposed by the AAA and the arbitrator. I will be responsible for the costs of discovery initiated by me or on my behalf, any depositions noticed by me or on my behalf, expert witnesses retained by me or on my behalf and for any out-of-pocket expenses incurred by me or on my behalf.

Legal Representation: In any arbitration under this Agreement, both the Company and I may be represented by legal counsel of our own choosing. Each of us will be responsible for the fees of our own counsel, provided that an arbitrator may award attorneys’ fees and costs to the prevailing party under any applicable statute to the same extent that attorneys’ fees and costs could be awarded in standard civil litigation. No award of attorneys’ fees may be made, however, unless the party otherwise entitled to an award of such fees: (1) requested to mediate the dispute pursuant to paragraph 8.2.2 of the Employment Agreement executed by the parties.; or (2) acceded to a request from the other party to mediate the dispute if such request was made pursuant to paragraph 8.2.2 of the Employment Agreement executed by the parties.
Integrated Agreement; Amendment: This Agreement contains the final and complete expression and understanding between the Company and me with respect to the subjects covered hereby. This Agreement cannot be amended or modified except in writing, signed by an authorized representative of Kreido Biofuels, Inc. and by me.
Severability: If any provision of this Agreement is held invalid, in whole or part, such invalidity will not affect the remainder of such provision or the remaining provisions of this Agreement.
Headings: The headings in this Agreement are inserted for convenience only and do not affect the meaning or interpretation of this Agreement or any provision hereof.
Successors and Assigns: This Agreement will be binding upon, and inure to the benefit of, the Company, me and our respective heirs, executors, administrators, representatives, successors and assigns.
Governing Law: I acknowledge that the Company is engaged in interstate commerce and that this Agreement is covered by the provisions of the Federal Arbitration Act. This Agreement is to be construed, and the rights and obligations of the parties hereunder determined, in accordance with the laws of the United States and the State of California.

IMPORTANT
I agree that I have been given a reasonable opportunity to read this Agreement carefully, I have read it, I understand it and I am signing it voluntarily. I have not been promised anything for signing it that is not described in the Agreement and the Employment Agreement. The Company encourages me to discuss this Agreement with my legal advisor if I wish before signing it.

Kreido Biofuels, Inc.		Employee

Signature:		Signature:

Print Name:	Betsy Wood Knapp	Print Name:	George A. Binninger

Print Title:	Chair	Date:

Date:

Exhibit B
LOCK-UP AGREEMENT
THIS LOCK-UP AGREEMENT (the “Agreement”) is made and entered into as of the date indicated below, by and between the officer named in the space provided below (the “Officer”) and KREIDO BIOFUELS, INC., a Nevada corporation (the “Company”).
RECITALS:
WHEREAS, the Officer in the future may be owner of shares of Common Stock of the Company either pursuant to the exercise of stock purchase options or otherwise (such shares owned or to be owned by the Officer, the “Shares”); and
WHEREAS, in order to facilitate certain transactions consummated by the Company the Officer desire to enter into this Agreement and restrict the sale, assignment, transfer, conveyance, hypothecation or alienation of the Shares, all on the terms set forth below.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. The Officer hereby agrees to not sell, assign, transfer, pledge, convey, hypothecate or otherwise alienate any Shares at any time beginning the date of this Agreement indicated in the space provided below and the expiration date of this Agreement indicated in the space provided below except as otherwise permitted in this Agreement.
2. Notwithstanding anything contained in this Agreement, Officer may transfer Shares to his or her spouse or lineal descendants or to trusts established solely for the benefit of Officer, his or her spouse or lineal descendants, for estate planning purposes provided that the transferee (or the legal representative of the transferee) executes an agreement to be bound by all of the terms of this Agreement.
3. Notwithstanding anything to the contrary set forth herein, the Company may, at any time and from time to time, waive in writing any of the conditions or restrictions contained herein.
4. In the event of a tender offer to purchase all or substantially all of the Company’s issued and outstanding securities, or a merger, consolidation or other reorganization with or into an unaffiliated entity, this Agreement shall terminate and the Shares restricted pursuant hereto shall be released from such restrictions if the requisite number of the record and beneficial owners of the Company’s securities then outstanding are voted in favor of such tender offer, merger, consolidation or reorganization.
5. Except as otherwise provided in this Agreement, Officer shall be entitled to his or her beneficial rights of ownership of the Shares, including the right to vote the Shares for any and all purposes.
6. This Agreement may be executed in any number of counterparts with the same force and effect as if all parties had executed the same document.
7. All notices, instructions or other communications required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by certified mail, return receipt requested, overnight delivery or hand-delivered to all parties to this Agreement at the principal office of the Company, Attention: President and CEO, in the case of notice to the Company, or to the principal office of Officer or his or her residence address indicated in the employment records of the Company, whichever the Company may elect, in the case of notice to Officer.. All notices shall be deemed to be given on the same day if delivered by hand or on the following business day if sent by overnight delivery or the second business day following the date of mailing.
8. The execution and delivery of this Agreement, although a condition of employment of Officer, shall not be interpreted as an employment agreement or a guaranty or assurance of employment. This Agreement shall survive the expiration or termination of any employment agreement between the Company and Officer and the termination of Officer as an employee of the Company.
9. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and may not be amended except by a written instrument executed by the parties hereto. This Agreement shall be governed by the laws of the State of California.

DATE OF AGREEMENT:	April 28, 2007

EXPIRATION DATE:	January 12, 2008

OFFICER:

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement in Camarillo, California.

KREIDO BIOFUELS, INC.	OFFICER:

By:

Name: Betsy Wood Knapp	Signature
Its: Chair	Name: George A. Binninger